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                                                                     Exhibit 14

                           CONSENT OF INDEPENDENT ACCOUNTANTS
                           ----------------------------------

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated February 18, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of the Dresdner RCM Global Funds, Inc., the Dresdner RCM Capital Funds, Inc., (consisting of the Dresdner RCM MidCap Fund, Dresdner RCM International Growth Equity Fund, and Dresdner RCM Small Cap Fund), and the Dresdner RCM Investment Funds, Inc. (consisting of the Dresdner RCM Europe Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Investment Manager And Other Services Providers Will Stay The Same" and "Names and Addresses" in such Combined Proxy Statement/Prospectus. We further consent to the reference to us under the heading "Financial Highlights" in the Prospectuses of the Funds dated May 1, 2000, as supplemented, and October 30, 2000, and under the heading "Other Service Providers" in the Statement of Additional Information of the Funds dated May 1, 2000 which are incorporated by reference into the Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
November 1, 2000